EXHIBIT 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications
Compass Minerals Reports Fourth-Quarter and Full-Year 2006 Results
Company Raises Dividend
     OVERLAND PARK, Kan. (February 12, 2007) — Compass Minerals (NYSE: CMP) reports the following fourth-quarter and full-year results:
•	Full-year 2006 earnings from continuing operations were $55.0 million, or $1.69 per diluted share, compared to 2005 earnings from continuing operations of $26.8 million, or $0.84 per diluted share. When special items are excluded, 2005 earnings were $52.0 million, or $1.62 per diluted share.

•	The company improved full-year earnings despite unusually warm weather in both the first and fourth quarters of 2006 through pricing gains across all product lines, a lower effective tax rate and improvement in the company’s capital structure.

•	Fourth-quarter net earnings from continuing operations were $26.2 million, or $0.80 per diluted share, compared to $9.3 million, or $0.29 per diluted share, in the 2005 quarter. When special items are excluded from the 2005 results, net earnings from continuing operations were $33.9 million, or $1.05 per diluted share.

•	Compass Minerals improved its cash flows from operating activities by $7.7 million year-over-year to $95.6 million in 2006.

•	Compass Minerals’ board of directors has voted to raise the company’s quarterly dividend to 32 cents from 30.5 cents per share.
Financial Results for Continuing Operations*

	Three months ended		Twelve months ended
	December 31,		December 31,
(in millions except for EPS)	2006	2005	2006	2005

Sales	$211.1	$283.1	$660.7	$742.3
Sales less shipping and handling cost (product sales)	150.9	195.0	458.9	515.1
Operating earnings	44.5	67.1	119.4	142.9
Net earnings from continuing operations	26.2	9.3	55.0	26.8
Net earnings from continuing operations, excluding special items	26.2	33.9	55.0	52.0
Diluted per-share earnings from continuing operations	0.80	0.29	1.69	0.84
Diluted per-share earnings from continuing operations, excluding special items	0.80	1.05	1.69	1.62
EBITDA from continuing operations	56.5	43.1	164.0	144.2
Adjusted EBITDA from continuing operations	54.8	77.4	159.9	182.9

*	Excludes discontinued operations from 2005 results

     “We had a solid year despite very mild weather which softened demand for our deicing products,” commented Angelo Brisimitzakis, Compass Minerals president and chief executive officer. “Our businesses are continuing to post solid gains in profitability, particularly our consumer and industrial salt product line. We also made important strides toward building our non-seasonal business this year.”
Salt Segment
Salt Segment Performance

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales (in millions)	$181.1	$254.6	$549.6	$639.6
Operating Earnings (in millions)	$43.2	$64.8	$114.4	$138.0
Sales Volumes (in thousands of tons):
Highway deicing	2,601	4,579	8,185	11,537
Consumer and industrial	699	840	2,313	2,529
Average Sales Price (per ton):
Highway deicing	$37.57	$35.15	$35.63	$33.07
Consumer and industrial	119.18	111.44	111.53	102.08
     Fourth-quarter salt sales and operating earnings declined year-over-year primarily due to the effect of contrasting weather anomalies on deicing salt sales. The company estimates that unseasonably warm weather depressed sales in the 2006 quarter by approximately $30 million to $40 million and reduced operating earnings by approximately $8 million to $12 million. Conversely, during the 2005 quarter unusually severe winter weather boosted sales by approximately $35 million to $45 million and improved operating earnings by approximately $8 million to $12 million.
     Full-year salt sales of $549.6 million and salt operating earnings of $114.4 million reflect the effects of unusually warm weather in both the first and fourth quarters of 2006 contrasted with 2005 full-year sales of $639.6 million and operating earnings of $138.0 million which included the benefit of uncommonly severe weather in both the first and fourth quarters of that year. The company estimates that mild weather depressed 2006 full-year sales by approximately $70 million to $80 million and operating earnings by approximately $20 million to $25 million while severe weather increased 2005 full-year sales by approximately $60 million to $70 million and operating earnings by $12 million to $18 million. These year-over-year weather effects were partially offset by pricing improvements across all product lines.
     Dr. Brisimitzakis continued, “Compass Minerals is accustomed to operating through atypical weather fluctuations. We focus on flexibly managing our cost structure and profitably growing the business on a weather-normalized basis. I believe that our results demonstrate our ability to do that successfully.”

Specialty Fertilizer Segment
Selected Specialty Fertilizer Sales Data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales (in millions)	$29.2	$28.5	$110.3	$102.7
Operating Earnings (in millions)	$8.0	$9.7	$30.5	$30.2
Sales Volumes (in thousands of tons):
Specialty fertilizer	96	103	377	396
Average Sales Price (per ton):
Specialty fertilizer	$303.69	$278.64	$292.39	$259.56
     Fourth-quarter specialty fertilizer sales growth was driven by a 9 percent year-over-year price improvement, partially offset by lower sales volumes in the southeastern United States. Operating earnings in the 2006 quarter reflect a significant increase in the cost of sourced potassium chloride, which is used as a raw material to supplement the company’s solar harvest.
     For the full year, specialty fertilizer sales grew 7 percent over the prior year as a result of a 13 percent price improvement. Prolonged rains in the first and second quarters of the year reduced the application of sulfate of potash in important areas of California which, along with lower fourth-quarter sales volumes, contributed to a 5 percent decline in full-year sulfate of potash volumes.
     The company has announced a $10 per ton price increase on all sulfate of potash specialty fertilizer products effective with March 1, 2007 shipments.
Document Storage
     Compass Minerals acquired its joint venture partner’s share of DeepStore Ltd. effective November 1, 2006, and the company began consolidating financial results for the document storage business in its financial statements as of that date. DeepStore’s revenues for November 1 through December 31, 2006 totaled $0.8 million and full-year revenues were $3.9 million, the majority of which were not consolidated. The company also acquired U.K.-based Interactive Records Management (IRM) in an all-cash transaction effective January 12, 2007. IRM posted revenues of approximately $5.1 million in 2006.
Other Financial Highlights
     Interest expense was $2.3 million lower in the fourth quarter and $7.9 million lower in the full year than in the corresponding 2005 periods, reflecting the benefit of refinancing the company’s 10-percent senior subordinated notes in December 2005. The benefit of that refinancing was partially offset by an increase in non-cash accretion on the company’s discount notes.

     In the 2006 quarter and for the full year, other income and expense was primarily comprised of foreign exchange effects. In 2005, expense of $33.2 million related to the company’s tender for its senior subordinated notes largely accounted for other expense of $34.3 million in the fourth quarter and $38.7 million for the full year.
     The provision for income taxes was $6.4 million for the quarter, a decline of $1.2 million or 16 percent when compared to the 2005 quarter. For the full year, income taxes were $14.8 million compared to $15.8 million in 2005.
     Receivables declined to $114.0 million at December 31, 2006 from $183.0 million at December 31, 2005 due to the effects of contrasting weather patterns on the two years. At December 31, 2005 receivables were higher than normal due to higher than average sales in the fourth quarter of 2005, whereas sales were lower than average in the fourth quarter of 2006 resulting in lower than normal receivables at year end.
     Similarly, inventories were higher than normal at $146.1 million at December 31, 2006 following unusually light fourth-quarter sales. By contrast, inventories were lower than normal at December 31, 2005 at $81.5 million due to unusually heavy fourth-quarter sales. The value of inventoried tons was also higher in 2006 than in 2005 due to higher shipping and production costs.
     Capital expenditures were $11.9 million in the quarter and $36.4 million for the year. The company suspended selected capital projects to ensure that its Goderich, Ontario mine could produce at peak efficiency through the last half of 2006. Those projects are scheduled for completion in 2007 and are expected to bring capital expenditures to more than $40 million in the upcoming year.
     The company voluntarily made a $10 million early principal payment on its term loan this quarter. At December 31, 2006, Compass Minerals’ debt totaled $585.5 million and debt net of cash was $578.1 million compared with $615.9 million and $568.8 million, respectively, at December 31, 2005.
Conference Call
     Compass Minerals will discuss its fourth-quarter and full-year results on a conference call at 10:00 a.m. ET tomorrow, February 13. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138. Callers must provide the conference ID number 6424843. Outside of the U.S. and Canada, callers may dial (706) 643-0377. Replays of the call will be available on the company’s website for two weeks. The replay can also be accessed by phone for seven days at (800) 642-1687, conference 6424843. Outside of the U.S. and Canada, callers may dial (706) 645-9291.
About Compass Minerals
     Based in the Kansas City metropolitan area, Compass Minerals is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates ten production and packaging facilities, including the largest rock salt mine in the world in Goderich, Ontario. In addition, Compass Minerals is North America’s leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf, and magnesium chloride, which is a premium deicing and dust control agent. The company produces products for highway and consumer deicing, water conditioning, food preparation, agriculture and other consumer and industrial applications. The company also provides records management services to businesses throughout the U.K.
     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International’s Annual Report on Form 10-k filed with the Securities and Exchange Commission on February 24, 2006. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.

Reconciliation for EBITDA and Adjusted EBITDA from Continuing Operations
(in millions)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005

Net earnings (loss) from continuing operations	$26.2	$9.3	$55.0	$26.8
Income tax expense (benefit)	6.4	7.6	14.8	15.8
Interest expense	13.6	15.9	53.7	61.6
Depreciation, depletion and amortization(1)	10.3	10.3	40.5	40.0

EBITDA from continuing operations	$56.5	$43.1	$164.0	$144.2

Adjustments to EBITDA from continuing operations:
Other (income) expense (2)	(1.7)	34.3	(4.1)	38.7

Adjusted EBITDA from continuing operations	$54.8	$77.4	$159.9	$182.9

(1)	Excludes expense related to discontinued operations in 2005.

(2)	Primarily includes interest income and foreign exchange gains and losses in all periods. In the fourth quarter of 2005, includes tender costs for our senior subordinated notes.
Reconciliation for Net Earnings from Continuing Operations, Excluding Special Items
(in millions)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005

Net earnings from continuing operations	$26.2	$9.3	$55.0	$26.8
Plus (less) special items:
Tender costs for senior subordinated notes, net of tax(1)	—	20.5	—	20.5
Release of tax reserve, net of other tax adjustments(2)	—	—	—	(4.8)
Charge to income tax expense for repatriation of funds(3)	—	4.1	—	9.5

Net earnings from continuing operations, excluding special items	$26.2	$33.9	$55.0	$52.0

(1)	In the fourth quarter of 2005, we recorded costs of $33.2 million, pre-tax, associated with the tender of $323.0 million principal amount of the company’s 10-percent senior subordinated notes.

(2)	In 2005, taxing authorities developed a framework to treat cross-border transactions between the U.S. and Canada more consistently, so we reversed previously recorded income tax reserves of $4.8 million, net of other income tax adjustments.

(3)	We recorded a $4.1 million charge to income tax expense in the fourth quarter of 2005 for a planned repatriation of foreign funds in accordance with the American Jobs Creation Act of 2004. We recorded a $5.4 million charge to income tax expense due to a one-time repatriation of funds from the U.K. in the first quarter of 2005.

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales	$211.1	$283.1	$660.7	$742.3
Cost of sales — shipping and handling	60.2	88.1	201.8	227.2
Cost of sales — products	92.4	112.5	285.8	315.8

Gross profit	58.5	82.5	173.1	199.3
Selling, general and administrative expenses	14.0	15.4	53.7	56.4

Operating earnings	44.5	67.1	119.4	142.9
Other (income) expense:
Interest expense	13.6	15.9	53.7	61.6
Other, net	(1.7)	34.3	(4.1)	38.7

Earnings from continuing operations before income taxes	32.6	16.9	69.8	42.6
Income tax expense	6.4	7.6	14.8	15.8

Net earnings from continuing operations	26.2	9.3	55.0	26.8
Net earnings from discontinued operations, net of income taxes	—	0.4	—	0.4
Gain from the sale of discontinued operations, net of income taxes	—	3.7	—	3.7

Net earnings	$26.2	$13.4	$55.0	$30.9

Basic net earnings per share:
Continuing operations	$0.81	$0.29	$1.70	$0.85
Discontinued operations	—	0.13	—	0.13
Basic net earnings per share	0.81	0.42	1.70	0.98
Diluted net earnings per share:
Continuing operations	$0.80	$0.29	$1.69	$0.84
Discontinued operations	—	0.13	—	0.13
Diluted net earnings per share	0.80	0.42	1.69	0.97
Cash dividends per share	$0.305	$0.275	$1.22	$1.10
Basic weighted-average shares outstanding	32,495,851	31,786,518	32,345,962	31,487,975
Diluted weighted-average shares outstanding	32,706,192	32,180,463	32,592,780	32,049,632
– MORE –

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$7.4	$47.1
Receivables, net	114.0	183.0
Inventories	146.1	81.5
Other current assets	16.3	22.8
Property, plant and equipment, net	374.6	366.1
Intangible and other noncurrent assets	47.9	49.8

Total assets	$706.3	$750.3

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Total current liabilities	$119.0	$139.4
Long-term debt, net of current portion	582.4	612.4
Deferred income taxes and other noncurrent liabilities	70.0	77.6
Total stockholders’ equity (deficit)	(65.1)	(79.1)

Total liabilities and stockholders’ equity (deficit)	$706.3	$750.3

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Twelve months ended
	December 31,
	2006	2005
Net cash provided by operating activities	$95.6	$87.9

Cash flows from investing activities:
Capital expenditures	(36.4)	(31.8)
Proceeds from sale of discontinued operations	—	36.2
Other	(4.4)	(3.6)

Net cash provided by (used in) investing activities	(40.8)	0.8

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	350.0
Principal payments on long-term debt	(45.4)	(360.7)
Revolver activity	(13.9)	20.0
Tender premium and fees paid to redeem debt	(0.1)	(26.5)
Dividends paid	(39.5)	(34.7)
Proceeds from stock option exercises	0.4	1.5
Excess tax benefits from stock option exercises	2.3	—
Deferred financing costs	—	(3.4)

Net cash used in financing activities	(96.2)	(53.8)

Effect of exchange rate changes on cash and cash equivalents	1.7	2.5

Net change in cash and cash equivalents	(39.7)	37.4
Cash and cash equivalents, beginning of period	47.1	9.7

Cash and cash equivalents, end of period	$7.4	$47.1

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)
Quarter Results

		Specialty	Corporate and
Three months ended December 31, 2006	Salt	Potash	Other (d)	Total

Sales to external customers	$181.1	$29.2	$0.8	$211.1
Intersegment sales	—	5.2	(5.2)	—
Cost of sales — shipping and handling costs	56.2	4.0	—	60.2
Operating earnings (loss)	43.2	8.0	(6.7)	44.5
Depreciation, depletion and amortization	7.6	2.6	0.1	10.3
Total assets	512.3	145.2	48.8	706.3

		Specialty	Corporate and
Three months ended December 31, 2005	Salt	Potash	Other (d)	Total

Sales to external customers(a)	$254.6	$28.5	$—	$283.1
Intersegment sales	—	3.9	(3.9)	—
Cost of sales — shipping and handling costs(a)	84.2	3.9	—	88.1
Operating earnings (loss) (a)	64.8	9.7	(7.4)	67.1
Depreciation, depletion and amortization(b)	9.3	2.1	—	11.4
Total assets	585.9	134.4	30.0	750.3
Full-Year Results

		Specialty	Corporate and
Twelve months ended December 31, 2006	Salt	Potash	Other (d)	Total

Sales to external customers	$549.6	$110.3	$0.8	$660.7
Intersegment sales	—	13.1	(13.1)	—
Cost of sales — shipping and handling costs	186.4	15.4	—	201.8
Operating earnings (loss)	114.4	30.5	(25.5)	119.4
Depreciation, depletion and amortization	31.5	8.9	0.1	40.5

		Specialty
Twelve months ended December 31, 2005	Salt	Potash	Other (d)	Total

Sales to external customers(a)	$639.6	$102.7	$—	$742.3
Intersegment sales	—	11.0	(11.0)	—
Cost of sales — shipping and handling costs(a)	212.4	14.8	—	227.2
Operating earnings (loss) (a)	138.0	30.2	(25.3)	142.9
Depreciation, depletion and amortization(c)	35.2	8.4	—	43.6

(a)	Excludes the effects of discontinued operations

(b)	Includes $0.9 million of expense related to discontinued operations for 2005

(c)	Includes $3.6 million of expense related to discontinued operations for 2005

(d)	Includes DeepStore from November 1, 2006 through December 31, 2006 plus corporate entities and eliminations in all periods.

Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.